Exhibit 3.1

IMAGE ENTERTAINMENT, INC.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Image Entertainment, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.             Section 4(a) of Article 4 of the Certificate of Incorporation of the corporation, as amended (the "Certificate of Incorporation") is amended to read as follows:

“(a) Authorized Capital Stock.  The total number of shares of capital stock that the Corporation is authorized to issue is Five Hundred Twenty-Five Million (525,000,000) shares, consisting of Five Hundred Million (500,000,000) shares of common stock, $0.0001 par value per share (“Common Stock”), and Twenty-Five Million (25,000,000) shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).”

2.             The amendment was duly proposed and declared advisable by the corporation's Board of Directors and adopted by the corporation's stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 18th day of November, 2010.

IMAGE ENTERTAINMENT, INC.

By:	/s/ JOHN P. AVAGLIANO
John P. Avagliano
Chief Operating Officer and
Chief Financial Officer